Exhibit 99

April 23, 2008	Contact:
4:01 PM	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FIRST QUARTER 2008 RESULTS
Woburn, MA — April 23, 2008 — MicroFinancial Incorporated (NASDAQ-MFI) a financial intermediary specializing in vendor based leasing and finance programs for microticket transactions, today announced financial results for the first quarter ended March 31, 2008.
Net income for the quarter improved to $1.6 million, or $0.11 per diluted share on 14,160,139 shares, compared to net income of $1.2 million or $0.09 per diluted share based upon 14,072,449 shares in the first quarter of 2007.
Revenue for the quarter ended March 31, 2008 was $9.2 million compared to $7.5 million in the first quarter of 2007 as expected declines in rental income were more than offset by growth in lease revenues. Income on leases was $4.9 million, up $2.9 million from the same period last year and rental income was $2.8 million, down $1.1 million from March 31, 2007. Other revenue components contributed $1.5 million for the quarter, down $0.1 million from the same period last year.
Total operating expenses for the quarter increased 25.0% to $7.0 million from $5.6 million in the first quarter of 2007. Selling, general and administrative expenses decreased $0.4 million to $3.2 million from $3.6 million for the same period last year related primarily to reductions in stock based compensation expense, amortization of debt closing costs and legal expenses. Headcount at March 31, 2008 was 81 as compared to 73 at the same period last year. The first quarter 2008 provision for credit losses increased to $3.4 million from $1.5 million for the same period in 2007. The allowance for credit losses grew to $7.8 million in the first quarter of 2008 or 10.75% of net investment in leases as compared to $5.7 million or 9.30% of net investment in the fourth quarter of 2007. Sequentially, amounts billed greater than 31 days delinquent on March 31, 2008 has increased to $3.8 million from $2.8 million on December 31, 2007. First quarter net charge-offs decreased to $1.3 million versus $1.9 million in the comparable period in 2007. Depreciation and amortization expense declined 49.7% to $230 thousand for the quarter as compared to the same period last year due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated. Interest expense increased $139 thousand due to an increase in borrowings under our line of credit.
Cash received from customers in the first quarter of 2008 was $13.2 million versus $9.5 million for the same period last year. New originations for the quarter increased by $7.3 million or 72% to $17.4 as compared to the same period last year in which we originated $10.1 million. Originations were also slightly up by $300 thousand on a sequential basis from the fourth quarter of 2007.

Richard Latour, President and Chief Executive Officer said, “We had our largest quarter to date at our operating subsidiary TimePayment Corp. processing over 14,500 applications in the first quarter for over $101 million, an increase of approximately 20% and 27% respectively over the fourth quarter of 2007. However, on an application dollar basis, our approval rates declined to 48% in the first quarter from 54% in the fourth quarter of 2007. In addition, during the quarter we approved 359 new vendors bringing our total to approximately 2,350. We will continue to focus on our strategic objectives of rebuilding our vendor base, growing a profitable portfolio and maintaining our overall expense structure.”

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	March 31,
	2007	2008

ASSETS
Cash and cash equivalents	$7,080	$5,835
Restricted cash	561	499
Net investment in leases:
Receivables due in installments	92,314	108,864
Estimated residual value	9,814	11,567
Initial direct costs	729	864
Less:
Advance lease payments and deposits	(219)	(381)
Unearned income	(35,369)	(40,834)
Allowance for credit losses	(5,722)	(7,771)

Net investment in leases	61,547	72,309
Investment in service contracts, net	203	141
Investment in rental contracts, net	106	96
Property and equipment, net	782	806
Other assets	703	645

Total assets	$70,982	$80,331

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	March 31,
	2007	2008

Notes payable	$6 ,531	$14,508
Capital lease obligation	—	43
Accounts payable	1,350	872
Dividends payable	698	—
Other liabilities	801	1,010
Income taxes payable	228	172
Deferred income taxes	546	1,190

Total liabilities	10,154	17,795

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2007 and March 31, 2008	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,960,778 and 13,986,278 shares issued at December 31, 2007 and March 31, 2008, respectively	140	140
Additional paid-in capital	45,412	45,562
Retained earnings	15,276	16,834

Total stockholders’ equity	60,828	62,536

Total liabilities and stockholders’ equity	$70,982	$80,331

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2007	2008
Revenues:
Income on financing leases	$2,033	$4,940
Rental income	3,924	2,752
Income on service contracts	361	259
Loss and damage waiver fees	444	688
Service fees and other	386	549
Interest income	323	60

Total revenues	7,471	9,248

Expenses:
Selling general and administrative	3,568	3,239
Provision for credit losses	1,523	3,357
Depreciation and amortization	463	230
Interest	13	152

Total expenses	5,567	6,978

Income before provision for income taxes	1,904	2,270
Provision for income taxes	687	713

Net income	$1,217	$1,557

Net income per common share:
Basic	$0.09	$0.11

Diluted	$0.09	$0.11

Weighted-average shares:
Basic	13,860,534	13,974,904

Diluted	14,072,449	14,160,139

About The Company
MicroFinancial Inc. (NASDAQ-MFI), headquartered in Woburn, MA, is a financial intermediary specializing in microticket leasing and financing. We have been in operation since 1986.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.